                                                               EXHIBIT 11(A)(1)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                         AMERICAN SAFETY RAZOR COMPANY
                                       AT

                             $14.125 NET PER SHARE
                                       BY

                             RSA ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                         RSA HOLDINGS CORP. OF DELAWARE

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, MARCH 19, 1999 UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK WHICH CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) ON THE DATE OF PURCHASE OF ALL OF THE SECURITIES OF AMERICAN SAFETY RAZOR COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 15.
     THE BOARD OF DIRECTORS OF AMERICAN SAFETY RAZOR COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF AMERICAN SAFETY RAZOR COMPANY AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO RSA ACQUISITION CORP.
                            ------------------------
                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) of American Safety Razor Company should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing the tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.
     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.
     Questions and requests for assistance may be directed to Donaldson, Lufkin & Jenrette Securities Corporation or NationsBanc Montgomery Securities LLC (each a "Dealer Manager") or to MacKenzie Partners, Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                            ------------------------
                     The Dealer Managers for the Offer are:
DONALDSON, LUFKIN & JENRETTE               NATIONSBANC MONTGOMERY SECURITIES LLC

February 22, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
INTRODUCTION................................................      1
THE TENDER OFFER............................................      3
  1. Terms of the Offer, Expiration Date....................      3
  2. Acceptance for Payment and Payment for Shares..........      4
  3. Procedure for Tendering Shares.........................      5
  4. Withdrawal Rights......................................      8
  5. Certain Federal Income Tax Consequences................      8
  6. Price Range of Shares; Dividends.......................      9
  7. Certain Information Concerning the Company.............     10
  8. Certain Information Concerning the Purchaser, Parent,
     JWCP, JWC Advisors, JWC Associates and JWC Inc.........     11
  9. Source and Amount of Funds.............................     12
 10. Background of the Offer; Contacts with the Company.....     12
 11. The Merger Agreement; The Shareholders Agreement.......     14
 12. Purpose of the Offer; the Merger; Plans for the
   Company..................................................     22
 13. Dividends and Distributions............................     24
 14. Effect of the Offer on the Market for the Shares,
     Nasdaq Listing and Exchange Act Registration...........     24
 15. Certain Conditions of the Offer........................     26
 16. Certain Legal Matters and Regulatory Approvals.........     27
 17. Fees and Expenses......................................     29
 18. Miscellaneous..........................................     30

SCHEDULE I Certain Information Regarding the Directors and Executive Officers of the
             Purchaser, Parent and J.W. Childs

To: The Stockholders of
    American Safety Razor Company

                                  INTRODUCTION

     RSA Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of RSA Holdings Corp. of Delaware, a Delaware corporation (the "Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of American Safety Razor Company, a Delaware corporation (the "Company"), at a purchase price of $14.125 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). RSA Holdings Corp. of Delaware is a wholly owned subsidiary of J.W. Childs Equity Partners II, L.P.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Donaldson, Lufkin & Jenrette Securities Corporation and NationsBanc Montgomery Securities LLC, each of which is acting as Dealer Manager for the Offer (in such capacity, each a "Dealer Manager"), Continental Stock Transfer & Trust Co., which is acting as the Depositary (in such capacity, the "Depositary") and MacKenzie Partners, Inc. (in such capacity, the "Information Agent") incurred in connection with the Offer. See Section 17.

     The Board of Directors of the Company (the "Board of Directors") has unanimously determined that the Merger Agreement (as defined below) and the transactions contemplated thereby, including each of the Offer and the Merger (as defined below), are fair to and in the best interests of the stockholders of the Company and recommends that the holders of the Shares accept the offer and tender their Shares to the Purchaser.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1) A NUMBER OF SHARES WHICH CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS), ON THE DATE OF PURCHASE, OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER (THE "MINIMUM CONDITION"). SEE SECTIONS 1 AND 15. IF THE PURCHASER PURCHASES NOT LESS THAN THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 12, 1999 (the "Merger Agreement"), among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of the Parent, and the separate corporate existence of the Purchaser will cease.

     Certain stockholders of the Company, including certain executive officers of the Company and certain partners, principals, officers, directors, employees and affiliates of The Jordan Company ("TJC"), representing approximately 19% of the issued and outstanding Shares (on a fully diluted basis) of the Company (the "Principal Holders") have contractually agreed, among other things, to tender their Shares in the Offer, provide the Purchaser with an irrevocable proxy and otherwise support the transaction with the Purchaser. See Section 11 for a discussion of the arrangements with the Principal Holders.

     Pursuant to the Merger Agreement, the Company agrees, if and to the extent permitted by law, at the request of the Purchaser and subject to the terms of the Merger Agreement, to take all necessary and appropriate actions to cause the Merger to become effective as soon as reasonably practicable after the purchase of the Shares pursuant to the Offer, without a meeting of the Company's stockholders in accordance with the DGCL. See Section 11.

     At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by the Parent, the Purchaser, any wholly owned subsidiary of the Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Shares, by virtue of the Merger, shall be canceled and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined)) shall be converted into the right to receive in cash the Offer price (the "Merger Price"), payable to the holder thereof without interest, upon surrender of the certificate formerly representing such Share.

     The Company has represented to the Parent that as of February 12, 1999, (i) there were 12,110,049 Shares issued and outstanding and (ii) 750,000 Shares reserved for issuance upon the exercise of outstanding stock options of which options to purchase 464,400 Shares were outstanding. Based upon the foregoing, the Purchaser believes that approximately 6,287,226 Shares constitute a majority of the outstanding Shares on a fully diluted basis.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Price pursuant to the Merger are described in
Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER, EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, March 19, 1999, unless and until the Purchaser, in its discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION AND THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1996, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT"). THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING. SEE SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, INCLUDING THE PROVISIONS OF THE MERGER AGREEMENT SET FORTH IN THE NEXT PARAGRAPH, AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER AND TO MAKE ANY OTHER CHANGES IN THE TERMS AND CONDITIONS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, THE PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (I) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS, (II) WAIVE SUCH UNSATISFIED CONDITIONS AND PURCHASE ALL SHARES VALIDLY TENDERED OR (III) EXTEND THE OFFER, AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE OFFER, AS SO EXTENDED BY THE PURCHASER, SHALL EXPIRE.

     Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred or shall have been determined by the Purchaser to have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Under the terms of the Merger Agreement, however, without the prior written consent of the Company, the Purchaser will not decrease the price per Share payable in the Offer, change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, change the Offer conditions, waive the Minimum Condition, impose additional conditions to the Offer, except as otherwise provided in the Merger Agreement, extend the initial Expiration Date or amend any other terms of the Offer in any manner adverse to the holders of any Shares. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares, including in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section
15. The Merger Agreement provides that, subject to the terms and conditions of the Offer and the Merger Agreement and the satisfaction or waiver (to the extent permitted) of all the conditions to the Offer as of the Expiration Date, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. If the conditions to the Offer are not satisfied or waived by the Purchaser as of the Expiration Date, Purchaser will extend the Offer from time to time for the shortest time periods permitted by law and which it reasonably believes are necessary until the consummation of the Offer; provided that notwithstanding the satisfaction of the conditions to the Offer, the Parent and the Purchaser shall have the right, after consultation with the Company, to extend the Offer until up to April 2, 1999, notwithstanding the prior satisfaction of the conditions to the Offer.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14(d)-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section
16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

     For information with respect to approvals and filings required to be obtained or made prior to the consummation of the Offer, including under the HSR Act, see Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     The Parent and the Purchaser reserve the right to transfer or assign to one or more of their affiliates all or any of their rights with the permission of the Company, which will not be unreasonably withheld, but any such transfer or assignment will not relieve the Parent or Purchaser of their obligations under the Offer.

     In the event that the aggregate consideration to be received by a holder pursuant to the Offer for such holder's Shares equals an amount that includes one-half of one cent, such amount will be rounded up to the nearest whole cent.

     3. PROCEDURE FOR TENDERING SHARES. Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-

ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (i)  such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

     (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares, other securities or rights issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Other Requirements. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 22, 1999. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. The Purchaser reserves the absolute right to reject any and all withdrawals determined by it not to be in proper form. The Purchaser also reserves the absolute right to waive any defect or irregularity in any withdrawal of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of the other stockholders. No withdrawal of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a discussion of the material United States federal income tax consequences relating to the sale or exchange of Shares pursuant to the Offer and/or the Merger. Unless otherwise indicated, this summary deals only with U.S. Stockholders (as defined below) who hold their Shares as capital assets. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the proposed, temporary and final Treasury regulations promulgated thereunder, and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the tax consequences that may be relevant to a particular Stockholder in light of that Stockholder's specific circumstances, nor does it discuss the U.S. federal income tax consequences that may be applicable to certain types of Stockholders, such as Stockholders who have received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, dealers in securities, financial institutions, tax-exempt entities, life insurance companies, persons holding their Shares as a part of a hedging, integrated, conversion or constructive sale transaction or as part of a straddle, or persons whose functional currency is not the U.S. dollar, who may be subject to special rules and/or limitations under the Code which are not discussed below. In addition, the following discussion does not discuss the alternative minimum tax consequences, if any, of the sale or exchange of Shares pursuant to the Offer or the Merger, or the state, local or foreign tax consequence of such sale or exchange of Shares.

     For purposes of this discussion, (i) the term "Stockholder" refers to a beneficial owner of Shares, (ii) the term "U.S. Stockholder" means a Stockholder who is (a) a citizen or resident of the United States, (b) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source or (d) a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons (as defined in Section 7701 (a)(30) of the Code), and (iii) the term "Non-U.S. Stockholder" means a Stockholder who is not a U.S. Stockholder. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The sale or exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A tendering U.S. Stockholder generally will recognize gain or loss on such sale or exchange of Shares in an amount equal to the difference between the cash received by such U.S. Stockholder pursuant to the Offer or the Merger and the U.S. Stockholder's adjusted tax basis in the Shares exchanged therefor. Gain or loss will be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be. For federal income tax purposes, such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the relevant U.S. Stockholder held his, her or its Shares for more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or as of the effective date of the Merger, as the case may be. The long-term capital gains of individuals, estates and certain trusts generally are eligible for reduced rates of taxation. Capital losses generally must be used only to offset capital gains.

     Any gain realized by a Non-U.S. Stockholder upon the sale or exchange of Shares pursuant to the Offer and/or the Merger generally will not be subject to U.S. federal income or withholding tax unless (i) such gain is effectively connected with a U.S. trade or business conducted by the Non-U.S. Stockholder in the United States, (ii) in the case of a Non-U.S. Stockholder who is an individual, such individual is present in the United States for 183 days or more in the taxable year during which the Purchaser accepts such Shares for payment pursuant to the Offer or which includes the effective date of the Merger, as the case may be, and certain other conditions are met, or (iii) in the case of a Non-U.S. Stockholder who directly, indirectly or constructively owns more than 5% of the Shares at any time during the five year period ending on the date the relevant Shares are disposed of, the Company is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code (which the Company does not expect to be the case).

     6. PRICE RANGE OF SHARES; DIVIDENDS. According to the Company's 1997 Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Annual Report"), the Shares are listed and traded on the Nasdaq National Market ("Nasdaq") under the symbol "RAZR." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq with respect to periods occurring in 1997, 1998 and 1999 as reported by the Dow Jones News Service. According to the 1997 Annual Report, the Company has not paid any dividends on the Shares since its initial public offering.

                                                               HIGH      LOW
                                                               -----    -----
YEAR ENDED DECEMBER 31, 1997:
  First Quarter............................................    15.75    12.88
  Second Quarter...........................................    18.13    13.38
  Third Quarter............................................    19.38    16.00
  Fourth Quarter...........................................    20.75    16.25

                                                               HIGH      LOW
                                                               -----    -----
YEAR ENDED DECEMBER 31, 1998:
  First Quarter............................................    23.25    17.50
  Second Quarter...........................................    18.38    11.00
  Third Quarter............................................    14.75     8.63
  Fourth Quarter...........................................    12.63     8.13
YEAR ENDED DECEMBER 31, 1999:
  First Quarter (through February 19, 1999)................    13.88     9.88

     On February 12, 1999, the last full trading day prior to announcement of the Offer, the closing sale price per Share reported on Nasdaq was $9 7/8. On February 19, 1999, the last full trading day before commencement of the Offer, the closing sale price per Share reported on Nasdaq was $13.75. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise noted in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this
Section 7 and elsewhere in this Offer to Purchase is derived from the Company's 1997 Annual Report, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (together, the "1998 Quarterly Reports") and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although the Purchaser and the Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither the Purchaser nor the Parent assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and the Parent.

     General. The Company was incorporated under the laws of the State of Delaware on June 7, 1977. The Company is listed on Nasdaq and is a designer, manufacturer and marketer of store, value and premium-brand consumer products. The Company has three product segments which consist of (i) razors and blades, sales of which are broken into three product lines: shaving razors and blades, bladed hand tools and blades, and specialty industrial and medical blades, (ii) cotton and foot care products and (iii) custom bar soaps. The Company distributes its products to the retail and professional trades in the United States and in selected international markets.

     The Company's principal executive offices are located at One Razor Blade Lane, P.O. Box 979, Verona, Virginia 24482. The telephone number of the Company at such offices is (540) 248-8000.

     Financial Information. Set forth below is certain selected consolidated financial data for the Company which was derived from the 1997 Annual Report and the 1998 Quarterly Reports. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and Nasdaq in the manner set forth below.

                         AMERICAN SAFETY RAZOR COMPANY

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        FOR THE
                                                   NINE MONTHS ENDED     FOR THE FISCAL YEAR ENDED
                                                   -----------------    ----------------------------
                                                     SEPTEMBER 30,      DECEMBER 31,    DECEMBER 31,
                                                         1998               1997            1996
INCOME STATEMENT DATA
  Net sales......................................      $220,433           $296,607        $260,636
  Cost of sales..................................      $150,223           $196,991        $169,949
  Income before income taxes.....................      $ 10,921           $ 24,639        $ 21,598
  Net income.....................................      $  6,585           $ 15,069        $ 13,173
  Basic earnings per share.......................      $   0.54           $   1.25        $   1.09
  Weighted average number of shares
     outstanding.................................        12,107             12,094          12,093
  Diluted earnings per share.....................      $   0.54           $   1.23        $   1.09
  Weighted average number of shares outstanding
     (on a diluted basis)........................        12,246             12,255          12,139
BALANCE SHEET DATA (AT PERIOD END)
  Total assets...................................      $262,839           $254,081        $229,997
  Long-term obligations, including current
     portion.....................................      $127,275           $123,612        $112,181
  Total stockholders' equity.....................      $ 66,519           $ 59,439        $ 44,523

     The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials should also be available for inspection at the library of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006.

     8. CERTAIN INFORMATION CONCERNING THE PURCHASER, PARENT, JWCP, JWC ADVISORS, JWC ASSOCIATES AND JWC INC. The Purchaser, a Delaware corporation and a direct, wholly owned subsidiary of Parent, was organized in connection with the Offer and the Merger and has not carried on any activities to date other than those incident to its formation and the commencement of the Offer. The Parent, a Delaware corporation and a direct wholly owned subsidiary of J.W. Childs Equity Partners, II L.P., a Delaware limited partnership ("JWCP"), was organized in connection with the Offer and the Merger and has not carried on any activities to date other than those incident to its formation and the commencement of the Offer.

     JWCP was organized in 1998. JWCP was established to make privately negotiated equity investments in leveraged buyouts and recapitalizations of small and middle-market growth companies in partnership with management. The General Partner of JWCP is J.W. Childs Advisors II, L.P., a Delaware limited partnership ("JWC Advisors"), controlled, through an intermediate limited partnership, J.W. Childs Associates, L.P. ("JWC Associates"), by J.W. Childs Associates, Inc. ("JWC Inc."). JWCP, JWC Advisors, JWC Associates and JWC Inc. are collectively referred to as "J.W. Childs."

     The principal executive offices of the Purchaser, the Parent and J.W. Childs are located at One Federal Street, 21(st) Floor, Boston, Massachusetts 02110.

     The name, citizenship, business address, present principal occupation or employment, and five year employment history of each of the directors and executive officers of the Purchaser, the Parent and J.W. Childs and are set forth in Schedule I hereto.

     Except as described in this Offer to Purchase, none of the Purchaser, the Parent, J.W. Childs or, to their best knowledge, any of the persons listed on
Schedule I hereto or any associate or majority-owned subsidiary of the Purchaser, the Parent, J.W. Childs or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Purchaser, the Parent, J.W. Childs or, to their best knowledge, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

     9. SOURCE AND AMOUNT OF FUNDS. The aggregate amount to be paid to effect the Offer and the Merger (including the payments of fees and expenses related thereto) will be approximately $188.6 million. A total of approximately $310.8 million to $313.3 million is expected to be required to (i) fund payment of the cash consideration in the Offer and the Merger, (ii) repay or repurchase certain indebtedness of the Company (including pursuant to the Debt Offer (as defined in Section 11 ("The Merger Agreement; The Shareholders Agreement -- The Debt Offer")) and (iii) pay the fees and expenses incurred in connection with such transactions and the financings thereof. It is currently contemplated that the transactions contemplated by the Merger Agreement will be funded either by (a)
(i) approximately $165.8 million of borrowings by the Company pursuant to a senior secured credit facility (the "New Credit Facility") with a group of financial institutions led by NationsBank, N.A., NationsBanc Montgomery Securities LLC and DLJ Capital Funding, Inc., which facilities provide for aggregate commitments of up to $190 million, up to $165 million of which will be available in the form of term loans and $25 million of which will be available in the form of a revolving credit facility, (ii) approximately $55 million of unsecured, pay-in-kind debt issued by the Parent to JWCP or one of its affiliates (the "JWC Note") and (iii) approximately $90 million in equity investment contributions made by JWCP or one of its affiliates, to the Parent (the "Equity Investment") or (b) (i) approximately $123.3 million of borrowings by the Company under the New Credit Facility, (ii) approximately $100 million in gross proceeds from the issuance by the Company of new senior subordinated notes (the "New Notes") and (iii) the Equity Investment. If the Debt Offer is not consummated, the financing required for such transactions will be $208.6 million and will be funded by (i) approximately $63.6 million of borrowings by the Company pursuant to the New Credit Facility, (ii) the JWC Note and (iii) the Equity Investment.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. On October 24, 1997, the Company engaged PaineWebber Incorporated ("PaineWebber") as its financial advisor to evaluate strategic alternatives available to the Company, including a possible sale transaction. As part of this engagement, PaineWebber solicited interest from a select group of potential purchasers approved by the Company's Board of Directors.

     In early December 1997, a representative of PaineWebber contacted a representative of J.W. Childs regarding a potential interest in purchasing the Company. On December 4, 1997, J.W. Childs executed a customary confidentiality and standstill agreement with respect to the exchange of non-public information between the Company and J.W. Childs. Following the execution of the confidentiality and standstill agreement, J.W. Childs conducted a preliminary due diligence investigation of the Company and decided not to pursue a transaction.

     On May 13, 1998, after conducting an extensive sale process, the Board of Directors determined that it was not in the best interest of the Company's stockholders to continue to pursue a sale transaction at that time.

     On or about November 17, 1998, representatives of J.W. Childs contacted a representative of PaineWebber regarding its renewed interest in the Company and submitted to representatives of TJC an initial non-binding indication of interest to acquire 100% of the Company at $13.50 to $14.50 per share.

     Following the receipt of J.W. Childs' initial indication of interest, a representative of TJC advised PaineWebber of its renewed interest in pursuing a sale transaction. Subsequently, PaineWebber contacted selected parties potentially interested in purchasing the Company.

     On December 17, 1998, following an initial due diligence investigation, J.W. Childs submitted a revised offer of $14.00 per share. Subsequent to this revised offer, the Company and its legal counsel prepared and delivered to J.W. Childs an initial draft of the Merger Agreement and the Shareholders Agreement.

     Throughout December 1998 and January 1999, representatives of J.W. Childs conducted an extensive due diligence investigation of the Company, including but not limited to the business, operations and financial conditions as well as numerous discussions with members of the Company's senior management. During this period of time, TJC, PaineWebber and the Company's legal advisors continued to negotiate with J.W. Childs and its legal counsel regarding the terms of the transaction.

     On February 1, 1999, following further discussions between J.W. Childs, PaineWebber and TJC, J.W. Childs submitted a final offer of $14.125 per share.

     On February 7, 1999, the Company's Board of Directors held a telephonic meeting to consider the proposed transaction. At the meeting, the Board of Directors reviewed the terms of the proposed transaction and the provisions contained in the draft Merger Agreement and the Shareholders Agreement, and the other related agreements, including the agreements pertaining to the financing arrangements for the Offer and the Merger. The Company's Board of Directors also reviewed a summary of the sale process compiled by PaineWebber. The Company's legal counsel reviewed with the Company's Board of Directors the current terms contained in the draft agreements. In addition to discussing these terms, the presentation by legal counsel included a discussion of the fiduciary duties of the Company's Board of Directors. After discussion, the Company's Board of Directors directed management of the Company to continue discussions with representatives of J.W. Childs in respect of the remaining issues in the draft agreements that were not yet resolved.

     On February 11, 1999, the Company's Board of Directors held a telephonic meeting to consider the proposed merger transaction. Members of the Company's senior management, the Company's legal counsel and its financial advisors updated the Company's Board of Directors of the results of the negotiations that had occurred since the February 7, 1999 meeting of the Company's Board of Directors. At the meeting, a representative of PaineWebber presented in detail a financial analysis of the Company and the proposed transaction, and presented orally, which was confirmed in writing on February 12, 1999, that the consideration to be received by the Company's stockholders, other than the Purchaser and the Parent, is fair from a financial point of view, subject to the assumptions stated therein. The full text of the written opinion of PaineWebber containing the assumptions made, the matters considered and the scope of the review undertaken in rendering such opinion, as well as the limitations of such opinion, is included with the Company's solicitation/ recommendation statement on Schedule 14D-9, which is being mailed to stockholders concurrently with this Offer to Purchase. Stockholders are urged to read the full text of such opinion in conjunction with the Offer. After discussion and consideration, the Company's Board of Directors voted unanimously to approve the Merger, the Merger Agreement and all of the related transactions, subject to the satisfactory negotiation of certain terms of the financing and the completion of due diligence by J.W. Childs.

     Also on February 11, 1999, the Company's disinterested directors discussed the Merger Agreement and certain affiliate agreements including the Financial Advisory Agreement between the Company and TJC. In connection with the Financial Advisory Agreement the Company would have been obligated to pay to TJC up to 2% of the aggregate consideration paid in any transaction involving the Company. With the advice of PaineWebber, considering the typical and appropriate fees currently paid to financial advisors in similar transactions, the Company and TJC entered into an Amended and Restated Financial Advisory Agreement dated as of February 12, 1999 which provided for a lump sum payment of 2.5 million. This lump sum payment, representing approximately 0.8% of the total consideration payable in the Offer, is payable upon the consummation of the Offer. The disinterested directors unanimously approved the form of this Amended and Restated Financial Advisory Agreement.

     The Merger Agreement, the Shareholders Agreement and other related transaction documents were executed and delivered by each of the Parent, the Purchaser and the Company after the close of business on February 12, 1999, following the satisfactory negotiation of certain terms of the financing and the completion of due diligence by J.W. Childs. On February 15, 1999, the Merger was publicly announced jointly by J.W. Childs and the Company.

     11. THE MERGER AGREEMENT; THE SHAREHOLDERS AGREEMENT. The following is a summary of the Merger Agreement and the Shareholders Agreement among the Parent, the Purchaser and the Principal Holders (the "Shareholders Agreement"), which summaries are qualified in their entirety by reference to the Merger Agreement, the Shareholders Agreement and such other agreements which are filed as exhibits to the Tender Offer Statement on Schedule 14D-1.

     The Offer. The Merger Agreement provides for the commencement of the Offer as soon as practicable, and in any event within five business days from the date of the execution of the Merger Agreement. The obligation of the Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer is subject to the satisfaction or waiver (to the extent permitted by the Merger Agreement) of the conditions set forth in Section 15 (the "Offer Conditions"). The Parent or the Purchaser may waive any such condition in whole or in part and make any other changes in the terms and conditions of the Offer, subject to the terms of the Merger Agreement.

     Under the terms of the Merger Agreement, without the prior written consent of the Company, the Purchaser will not decrease the price per Share payable in the Offer, change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, change the Offer Conditions, waive the Minimum Condition, impose additional conditions to the Offer, except as otherwise provided in the Merger Agreement, extend the initial Expiration Date or amend any other terms of the Offer in any manner adverse to the holders of any Shares. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares, including in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section
15. The Merger Agreement provides that, subject to the terms and conditions of the Offer and the Merger Agreement and the satisfaction or waiver (to the extent permitted) of all the Offer Conditions as of the Expiration Date, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. If the Offer Conditions are not satisfied or waived by the Purchaser as of the Expiration Date, the Purchaser will extend the Offer from time to time for the shortest time periods permitted by law and which it reasonably believes are necessary until the consummation of the Offer; provided that notwithstanding the satisfaction of the Offer Conditions, the Parent and the Purchaser shall have the right, after consultation with the Company, to extend the Offer until up to April 2, 1999, notwithstanding the prior satisfaction of the Offer Conditions.

     Composition of the Board of Directors After the Offer. The Merger Agreement provides that, promptly upon the consummation of the Offer, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of fully diluted Shares then outstanding, and the Company shall promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors or increasing the size of the Board; provided, however, that prior to the Effective Time, the Board shall always have at least three members who are neither officers, directors, stockholders or designees of the Purchaser or any of its affiliates.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions thereof (and including those described in Section 15) and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation. At the Parent's election, any direct or indirect subsidiary of the Parent other than the Purchaser may be merged with and into the Company instead of the Purchaser.

     Certificate of Incorporation, By-laws, Directors and Officers After the Merger. The Merger Agreement provides that the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law. At the Effective Time, the By-Laws of the Purchaser shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law. The Merger Agreement further provides that the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified, or their earlier death, resignation or removal; provided that, promptly upon the payment by the Purchaser for Shares pursuant to the Offer, any partners, officers or affiliates of TJC who are also officers of the Company immediately prior to the Effective Time shall resign as officers of the Company.

     Conversion of Shares. Pursuant to the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, the Purchaser, any wholly owned subsidiary of the Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Shares, by virtue of the Merger, shall be canceled and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares) shall be converted into the right to receive in cash the Offer price (the "Merger Price"), payable to the holder thereof, and without interest, upon surrender of the certificate formerly representing such Share.

     Conversion of Options. The Merger Agreement provides that, immediately prior to the Effective Time, each outstanding stock option granted under the Company's stock option plan, whether or not then exercisable or vested, shall become fully exercisable and vested and shall be canceled by the Company, and the holder thereof shall be entitled to receive immediately following the Effective Time from the Company in consideration for such cancellation an amount in cash equal to the product of (a) the excess of the Merger Price over the exercise price per Share thereof and (b) the number of Shares subject to such stock option (net of taxes required by law to be withheld with respect thereto).

     Dissenting Shares. The Merger Agreement provides that Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of or consented to the Merger and who demands in writing appraisal of such Shares in accordance with Section 262 of the DGCL if such Section 262 provides for appraisal rights for such Shares in the Merger ("Dissenting Shares") shall not be converted into the right to receive the Merger Price, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and, prior to the Effective Time, Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     Stockholders Meeting. The Merger Agreement provides that if required, the Company, acting through its Board of Directors, shall, in accordance with applicable law, (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the consummation of the Offer for the purpose of considering and taking action upon the Merger Agreement; (ii) prepare and file with, and use its reasonable best efforts to have cleared by, the SEC a preliminary proxy statement relating to the Merger and the Merger Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders; and (iii) subject to the fiduciary obligations of the Board under applicable law as determined in good faith by a majority of the Board based on the advice of independent outside legal counsel,
(A) include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement and the written opinion of the Company's financial advisor that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders and (B) use its reasonable best efforts to obtain the necessary adoption of the Merger Agreement. Pursuant to the Merger Agreement, Parent also agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the adoption of the Merger Agreement.

     The Merger Agreement provides that, notwithstanding the foregoing, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares pursuant to the Offer, the parties thereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     Conduct of Business Pending the Merger. The Company has agreed that, during the period from the date of the Merger Agreement to the Effective Time, except pursuant to the terms of the Merger Agreement or unless Parent shall otherwise agree in writing, the Company will, and will cause each of its subsidiaries to conduct its operations only in, and the Company and its subsidiaries shall not take any action other than in, the ordinary course of business consistent with past practice and in compliance with applicable laws. The Company has also agreed that the Company and each of its subsidiaries shall use commercially reasonable efforts to preserve intact their business organization, to keep available the services of their present officers and key employees, and to preserve their present relationships with customers, suppliers and other persons with which they have significant business relations, except, in each case, as would not have a Material Adverse Effect (as defined below) on the Company.

     Without limiting the generality of the foregoing and except as otherwise expressly contemplated by the Merger Agreement, the Company has agreed that the Company and its subsidiaries shall refrain from taking various actions without the Parent's prior written consent until the Effective Time. These prohibitions cover, among other things, limitations on making changes to their organizational documents, selling their capital stock, declaring or paying any dividend or other distribution, making changes in their capital stock, increasing the compensation payable to directors, officers and employees (except in the ordinary course of business consistent with past practices), increasing or granting any severance or termination pay (except to the extent required under existing plans, policies or agreements), engaging in any material corporate transaction, including acquisitions, incurring debt outside the ordinary course of business consistent with past practices, entering into, renewing or amending contracts and making capital expenditures beyond specified limits, selling, leasing, licensing or disposing of any material assets (outside the ordinary course of business), changing accounting or tax policies, settling any material litigation or any litigation which relates to the transactions contemplated by the Merger Agreement, changing the key management structure of the Company or any of its subsidiaries, transferring or granting any rights to intellectual property, taking any action reasonably likely to expose the Company to any claim that the Company has violated applicable laws, rules or regulations, adopting a plan of complete or partial dissolution or liquidation, merger, restructuring, recapitalization or other reorganization of the Company or any of its active subsidiaries, paying or discharging any claims, liabilities or obligations outside the ordinary course of business consistent with past practices, entering into any collective bargaining agreement and taking any actions that would make any of the representations and warranties of the Company contained in the Merger Agreement untrue and incorrect or result in any of the Offer Conditions not being satisfied.

     Access to Information. Pursuant to the Merger Agreement from the date thereof to the Effective Time, the Company shall, and shall cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, provide the Parent and the Purchaser and their respective officers, employees, counsel, advisors and representatives and financing sources (collectively, the "Parent Representatives") reasonable access, consistent with applicable law, at all reasonable times to the offices and other facilities and to the books and records of the Company and its subsidiaries, and will permit the Parent and the Purchaser to make inspections of such as either of them may reasonably require, and will cause the Company Representatives and the Company's subsidiaries to furnish Parent, the Purchaser and the Parent Representatives to the extent available with such other information with respect to the business and operations of the Company and its subsidiaries as the Parent and the Purchaser may from time to time reasonably request.

     Efforts. The Merger Agreement provides that, subject to the terms and conditions thereof, each of the parties thereto shall use its reasonable best efforts to ensure that the conditions set forth in the Merger Agreement are satisfied and to consummate and make effective the transactions contemplated by the Offer, the Merger and the Merger Agreement as promptly as practicable. The Company shall also provide all reasonable cooperation in connection with any financing of the Offer and the Merger.

     Public Announcements. So long as the Merger Agreement is in effect, the Parent, the Purchaser and the Company agree to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by the Merger Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with any securities exchange.

     Employment Benefits Matters. The Merger Agreement provides that from and after the Effective Time, the Parent shall cause the Company to honor and continue to maintain in full force and effect all employee benefit arrangements to which the Company or any of its subsidiaries is presently a party, including but not limited to the agreements existing on the date thereof between the Company and certain executives of the Company, provided that nothing in the Merger Agreement shall restrict or limit the Company ability to amend or terminate any employee benefit plan.

     Pursuant to the Merger Agreement the Parent has agreed to cause the Company to take such actions as are necessary so that, for a period of at least one year from the Effective Time, employees of the Company and its subsidiaries (excluding employees covered by collective bargaining agreements) will be provided cash compensation employee benefit and incentive compensation and similar plans and programs as will provide compensation and benefits which in the aggregate are substantially comparable to those provided to such employees by specified employee benefit plans; provided, however, that neither the Parent nor the Company shall have any obligation to provide benefits substantially comparable to any plan providing equity awards or awards based on equity awards.

     The Merger Agreement further provides that in any termination or layoff of
(i) any employee as of the Effective Time as a result of the transactions contemplated by the Merger Agreement or (ii) any employee of the Company as of the Effective Time after the Effective Time, the Parent will cause the Company to comply fully, if applicable, with the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and all other applicable foreign, federal, state and local laws, including those prohibiting discrimination and requiring notice to employees. The Company shall not, and shall cause its subsidiaries not to, at any time prior to 60 days after the Effective Time, effectuate a "plant closing" or "mass layoff" as those terms are defined in WARN affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or any subsidiary without complying fully with the requirements of WARN. The Parent will bear the cost of compliance with (or failure to comply with) any such laws.

     Indemnification. The Merger Agreement provides that the Certificate of Incorporation and By-laws of the Company after the Merger shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and By-laws of the Company prior to the Merger, and these provisions are not to be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company.

     The Merger Agreement also provides that for six years from and after the Effective Time, the Parent will or will cause the Company to indemnify and hold harmless each present and former director, officer and employee of the Company, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") (but only to the extent such Costs are not otherwise covered by insurance and paid) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including, in any event, in connection with the Offer, the Merger and the Merger Agreement, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law (and the Parent shall, or shall cause the Company to, also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

     The Merger Agreement also provides that from and after the Effective Time, the Parent agrees that the Company shall use its reasonable best efforts to cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Company shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date thereof and, if the Company is unable to obtain the insurance required by the Merger Agreement, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     No Solicitation of Transactions. The Merger Agreement provides that prior to the Effective Time, the Company shall not, and shall not authorize or permit any of its or its subsidiaries' directors, officers, employees, agents, advisors or representatives, directly or indirectly, to (a) solicit, initiate or encourage or knowingly facilitate the submission of any inquiries or the making of any proposal (a "Takeover Proposal") with respect to any acquisition or purchase of a substantial amount of the assets of the Company and its subsidiaries, taken as a whole, or of over 15% of any class of equity securities or convertible securities of the Company or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities or convertible securities of the Company or any of its subsidiaries, or any merger, consolidation or business combination, recapitalization, reclassification, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, the Shareholders Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to materially dilute the benefits to the Parent and the Purchaser of the Offer or the Merger (each an "Acquisition Transaction"), (b) negotiate, explore or otherwise participate in discussions with any person (other than the Parent, the Purchaser or their respective directors, officers, employees, agents and representatives), and including any parties with which the Company has previously engaged in discussions or negotiations with respect to any Acquisition Transaction, or furnish to any person (other than the Parent, the Purchaser or their respective directors, officers, employees, agents and representatives) any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than the Parent, the Purchaser or their respective directors, officers, employees, agents and representatives) to do or seek any of the foregoing or (c) enter into any agreement, arrangement or understanding with respect to, or endorse, any Takeover Proposal; provided, however, that the foregoing shall not prohibit the Company from (i) prior to the consummation of the Offer (A) furnishing information pursuant to a confidentiality letter (provided for informational proposes to the Parent), with terms no less favorable than the Confidentiality Agreement, concerning the Company and its businesses, properties or assets to a third party who has made an unsolicited bona fide written Takeover Proposal, or (B) engaging in discussions or negotiations with such a third party who has made an unsolicited bona fide written Takeover Proposal or (ii) following receipt of an unsolicited bona fide written Takeover Proposal but prior to consummation of the Offer, failing to make or withdrawing or modifying its recommendation of the Merger Agreement, but in each case referred to in the foregoing clauses (i) and (ii) only to the extent that the Board of Directors of the Company shall have concluded in good faith, on the basis of advice from outside legal counsel and the Company's financial advisors, that (A) such Takeover Proposal is more favorable to the stockholders of the Company than the transactions contemplated by the Merger Agreement (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal) and (B) such action is necessary in order for the Board of Directors to comply with its fiduciary duties to the stockholders of the Company under applicable law; provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (i) and (ii) until after notice to the Parent and the Purchaser with respect to such action and the Board of Directors shall continue to advise the Parent and the Purchaser after taking such action. Nothing in the Merger Agreement shall prevent the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer. In addition, if the Board of Directors of the Company receives an unsolicited Transaction Proposal or any inquiry with respect to or which could lead to any Takeover Proposal, then the Company shall promptly inform the Parent and the Purchaser orally and in writing of the terms and conditions of such proposal and the identity of the person making it.

     Special Meeting. The Company shall take no action unless compelled by legal process to call a special meeting of stockholders of the Company except in accordance with the Merger Agreement unless and until the Merger Agreement has been terminated in accordance with its terms.

     Disposition of Litigation. The Merger Agreement provides that the Company will not settle any litigation currently pending, or commenced after the date thereof, against the Company or any of its directors by any stockholder of the Company relating to the Offer or the Merger Agreement, without the prior written consent of the Parent. The Merger Agreement further provides that the Company will not voluntarily cooperate with any third party which has sought or may thereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and will cooperate with the Parent and the Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger.

     State Takeover Laws. The Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by the Merger Agreement, including the Offer and the Merger and the Shareholder's Agreement, of any state or foreign takeover law.

     Restatement of Financial Advisory Agreement. The Merger Agreement provides that the Company has amended and restated the Financial Advisory Agreement, dated July 12, 1995, between the Company and TJC Management Corp. (the "Financial Advisory Agreement") in consideration of the payment of fees of not more than $2.5 million to TJC Management (the "TJC Amount") in accordance with a payment letter acceptable to Parent (the "TJC Letter"). The parties acknowledged in the Merger Agreement that the TJC Amount is paid in consideration of services in connection with the Merger Agreement, as well as the transactions contemplated thereby, and such amendment and restatement constitute conditions of the Purchaser's willingness to enter into the Merger Agreement.

     The Debt Offer. Pursuant to the Merger Agreement, the Company shall, as soon as practicable after the date thereof, commence an offer to purchase (the "Debt Offer") all of the Company's outstanding 9 7/8% Series B Senior Notes due 2005 (the "Senior Notes"). The Debt Offer is subject to a number of conditions, including the consummation of the Offer. The Company shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as may be reasonably requested by the Parent, and the Company shall not, without the Parent's prior consent, waive a condition to the Debt Offer or make any changes to the terms and conditions of the Debt Offer. Notwithstanding anything in the Merger Agreement, including the immediately preceding sentence, to the contrary, the Company shall not be required to accept for payment or pay for any Senior Notes prior to the consummation of the Offer.

     Pursuant to the Merger Agreement, the Purchaser acknowledges that the Company is making the Debt Offer at the request and as an accommodation to the Purchaser, and that the Debt Offer, and its terms, conditions, failure or success, or any claims or actions relating thereto, will not be grounds for failure of a condition, termination or delay of the Offer or the Merger, including the conditions thereof, nor otherwise affect them. The Purchaser will pay and reimburse the Company upon request for all fees and expenses relating to the Debt Offer, and will indemnify the Company and its directors and officers from and against all claims, lawsuits, losses, expenses and liabilities incurred by any of them in connection with the Debt Offer.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, but not limited to, representations and warranties by the Company concerning the Company's capitalization, required filings and consents, the Board of Directors' approval of the Merger Agreement and the transactions contemplated thereby (including approvals so as to render inapplicable thereto the limitation on business combinations contained in Section 203 of the DGCL), SEC filings and financial statements, absence of certain changes or events, business, compliance with law, absence of litigation, employee benefit plans, environmental matters, tax matters, intellectual property matters, insurance matters, labor matters, real estate matters and brokers. Some of the representatives are qualified by a Material Adverse Effect clause. "Material Adverse Effect" includes any change or effect that would be materially adverse to the assets, liabilities, business, operations or financial condition of the Company and its subsidiaries, taken as a whole, except for any such change or effect resulting from general economic, financial or market conditions in the United States.

     Conditions of the Merger. Under the Merger Agreement, the respective obligations of the Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (i) if required by the DGCL, the stockholders of the Company shall have duly adopted the Merger Agreement and approved the transactions contemplated by the Merger Agreement pursuant to the requirements of the Company's certificate of incorporation and applicable law (which the Company has represented shall be solely the affirmative vote of a majority of the outstanding Shares), (ii) the Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof; provided, that this condition shall be deemed to have been satisfied with respect to the Parent and the Purchaser if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer, (iii) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity which prevents the consummation of the Merger; provided that the party invoking this condition shall have used its reasonable best efforts to prevent the entry of such order, judgment, decree, injunction or ruling and to appeal as promptly as practicable any such order, judgment, decree, injunction or ruling, and (iv) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

     Termination Events. The Merger Agreement can be terminated and the Offer and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the
Company:

     (a) by mutual written consent of the Parent and the Company;

     (b) by the Parent or the Company, if there shall be any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court or other governmental entity of competent jurisdiction or located or having jurisdiction within the United States or any country or economic region in which either the Company or the Parent, directly or indirectly, has material assets or operations shall have issued, enacted, entered, promulgated or enforced any final order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decree, injunction or ruling shall have become nonappealable;

     (c) by the Parent or the Company if (i) the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder or (ii) if the Purchaser shall have failed to pay for Shares pursuant to the Offer within 55 days following the date of the Merger Agreement; provided, however, that neither the Parent nor the Company, as the case may be, may terminate the Merger Agreement as described in this paragraph, if the Purchaser's termination or withdrawal of the Offer or failure to pay for Shares pursuant to the Offer has been caused by or results from the failure of such terminating party to perform in any material respects any of its covenants or agreements contained in the Merger Agreement or a material breach of such party's representations and warranties contained in the Merger Agreement;

     (d) by the Company if (i) the Offer shall not be commenced within five business days following the date of execution of the Merger Agreement, provided, that the failure to so commence has not been caused by and does not result from the failure of the Company to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, (ii) there shall have been a breach of any representation, warranty, covenant or agreement (without regard to any materiality or Material Adverse Effect qualifier) on the part of the Parent or the Purchaser contained in the Merger Agreement which materially adversely affects the Parent's or the Purchaser's ability to consummate (or materially delays commencement or consummation of) the Offer, and, with respect to any such breach that is reasonably capable of being cured, which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) two business days prior to the Expiration Date, (iii) the Purchaser shall have terminated the Offer, (iv) any of the commitment letters for the financing of the Offer and the Merger shall have been withdrawn, terminated or modified in an adverse manner to the Company or (v) prior to the purchase of Shares pursuant to the Offer, any person shall have made a bona fide Takeover Proposal (A) that the Board of Directors of the Company determines in its good faith judgment in consultation with its financial advisor, is more favorable to the Company's stockholders than the Offer and the Merger (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal) and (B) as a result of which a majority of the Board of Directors concludes in good faith on the advice of independent outside legal counsel to the Company that termination of the Merger Agreement is necessary in order for the Board of Directors to comply with its fiduciary obligations under applicable law; provided, that such termination under this clause (v) shall not be effective until the Company has made payment of the Fee and Expenses (as defined below) reimbursement required by the Merger Agreement; or

     (e) by the Parent prior to the purchase of Shares pursuant to the Offer, if
         (i) there shall have been a breach of any representation or warranty on the part of the Company contained in the Merger Agreement (without regard to any materiality or Material Adverse Effect qualifier) which would reasonably be expected to have a Material Adverse Effect on the Company or which would materially adversely affect (or materially delay) the commencement or consummation of the Offer, (ii) there shall have been a breach of any covenant or agreement on the part of the Company contained in the Merger Agreement (without regard to any materiality or Material Adverse Effect qualifier) which would reasonably be expected to have a Material Adverse Effect on the Company or which would materially adversely affect (or materially delay) the consummation of the Offer, which, in the case of clause (i) or (ii), if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the Expiration Date,
         (iii) the Company shall effect, or enter into any agreement with respect to, an Acquisition Transaction with any person (other than the Parent or the Purchaser) or the Board of Directors has resolved to do so, (iv) the Board of Directors shall have withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Offer or the Merger or shall have recommended another offer or transaction, or shall have resolved to effect any of the foregoing or
         (v) the Minimum Condition shall not have been satisfied by the Expiration Date and, in addition, on or prior to such date (A) any person (other than the Parent or the Purchaser) shall have made a public proposal, filing, announcement or communication to the Company with respect to a Significant Acquisition Transaction (as defined below) or (B) any person (including the Company or any of its affiliates or subsidiaries) other than the Parent or any of its affiliates shall have become the beneficial owner of 25% or more of the Shares.

     "Significant Acquisition Transaction" has the same meaning as "Acquisition Transaction" except that the references to 15% contained therein shall be deemed to be (i) 35% with respect to any Significant

Acquisition Transaction effected through a primary sale of Shares (or a security convertible into Shares) by the Company or a merger involving the Company or a tender or exchange offer or any other transaction that the Board of Directors has recommended acceptance of, and (ii) 50% with respect to any Significant Acquisition Transaction effected through a tender or exchange offer that the Board of Directors has recommended rejection of or other market or secondary acquisition of Shares (or a security convertible into Shares).

     Termination Fees and Expenses. The Merger Agreement provides that (i) if the Merger Agreement is terminated by the Company as described under paragraph
(d)(v) under "Termination Events", or by the Parent as described under paragraph
(e)(iii) or (iv) under "Termination Events"; or (ii) (A) if the Merger Agreement is terminated by the Parent as described under paragraph (e)(i), (e)(ii) or
(e)(v) under "Termination Events," (B) following the date of the Merger Agreement and at or prior to the time of the event giving rise to such termination there shall have existed a Takeover Proposal for a Significant Acquisition Transaction with respect to the Company and (C) within twelve months thereafter, either (1) the Company enters into an agreement with respect to any Significant Acquisition Transaction or (2) any Significant Acquisition Transaction occurs, then the Company shall pay to Parent a cash fee of $5.5 million (the "Fee");

     If the Merger Agreement is terminated as described under paragraph 8.01(d)(v) or 8.01(e) under "Termination Events", then the Company shall pay to the Purchaser an amount equal to the reasonable and documented Expenses of the Parent and the Purchaser of up to $1 million (the "Expenses Cap"); provided, however, that the Expenses Cap shall not apply to the Collection Expenses. Such Expenses shall be in addition to, and not in substitution for, the Fee paid by the Company, if any.

     "Expenses" means all out-of-pocket fees and expenses actually incurred by the Parent or the Purchaser or on their behalf, whether before or after the execution and delivery of the Merger Agreement, in connection with the transactions contemplated by the Merger Agreement, including the Merger and the Shareholders Agreement, including without limitation, fees and reasonable expenses payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, all fees and reasonable expenses of counsel, accountants, experts and consultants to the Parent or the Purchaser, and, further, including without limitation fees and reasonable expenses of, or incurred in connection with, any litigation or other proceedings to collect the Fee or the Expenses (the "Collection Expenses").

     Shareholders Agreement. Concurrently with the execution and delivery of the Merger Agreement, the Parent, the Purchaser and the Principal Holders entered into a Shareholders Agreement (the "Shareholders Agreement").

     Pursuant to the Shareholders Agreement, each Stockholder agrees to validly tender (or cause the record owner of such shares to validly tender), pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement of the Offer but in no event later than 15 business days after the date of commencement of the Offer, all of such Stockholder's Shares by physical delivery of the certificates therefor and to not withdraw such Shares.

     The Shareholders Agreement also provides that the Stockholders will (i) grant an irrevocable proxy to the Purchaser to vote their Shares during the term of the Shareholders Agreement in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Shareholders Agreement, (ii) not directly or indirectly solicit, facilitate, participate in or initiate any inquiries or the making of any proposal by any person or entity (other than the Purchaser or any of its affiliates) which constitutes or may reasonably be expected to lead to any sale of the Shares or any Takeover Proposal or Acquisition Transaction, or (iii) not sell, transfer, pledge, encumber, assign or otherwise dispose of their Shares or stock options during the term of the Shareholders Agreement.

     12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     Vote Required to Approve the Merger; Stockholder Approval. The Board of Directors of the Company has approved and adopted the Merger and the Merger Agreement in accordance with the DGCL. The Board will be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholders' meeting convened for that purpose in accordance with the DGCL, except as otherwise required as described in the next paragraph. If stockholder approval is required, the Merger Agreement must be approved by the vote of the holders of a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied, the Purchaser will have the power, which it intends to exercise, to approve the Merger Agreement without the affirmative vote of any other stockholder.

     The Merger Agreement provides that, notwithstanding the foregoing, in the event that the Parent, the Purchaser or any other subsidiary of the Parent shall acquire at least 90% of the outstanding Shares pursuant to the Offer, the parties thereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with
Section 253 of the DGCL.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WHICH THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

     THE OFFER IS CONDITIONED UPON THE MINIMUM CONDITION BEING SATISFIED.

     Appraisal Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger will have the right under the DGCL to dissent and demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger or other similar business combination.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE LAW.

     The foregoing description of the DGCL is not necessarily complete and is qualified in its entirely by reference to the DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

     Plans for the Company. The Parent does not have any current plans to dispose of any businesses or other assets of the Company or to effect any changes in its operations.

     Except as described in this Offer to Purchase, none of the Purchaser, the Parent, JWCP or, to the best knowledge of the Purchaser, the Parent, JWCP or any of the persons listed on Schedule I have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

     13. DIVIDENDS AND DISTRIBUTIONS. If the Company should, on or after the date of the Merger Agreement, split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to the Purchaser's rights under Section 15, the Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If on or after the date of the Merger Agreement, the Company should declare or pay any cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or the nominee or transferee of the Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 15, (i) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares. Following completion of the Offer, at least a majority of the outstanding Shares will be owned by the Purchaser.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in Nasdaq, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000 and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. As of February 19, 1999, there were approximately 83 holders of record and there were 12,110,049 Shares outstanding. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in Nasdaq or in any other tier of Nasdaq Stock Market and the Shares are no longer included in Nasdaq or in any other tier of Nasdaq Stock Market, as the case may be, the market for the Shares could be adversely affected.

     If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchanges or through other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933, as amended.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. If the Shares are eligible for deregistration under the Exchange Act following the Offer, the Parent expects to seek to deregister the Shares under the Exchange Act.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers.

     15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14-e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may amend or terminate the Offer (whether or not any shares have theretofore been purchased or paid for) to the extent permitted by the Merger Agreement if, (i) at the expiration of the Offer, a number of Shares which constitutes more than 50% of the voting power (determined on a fully-diluted basis), on the date of purchase, of all the securities of the Company entitled to vote generally in the election of directors or in a merger shall not have been validly tendered and not properly withdrawn prior to the Expiration Date (the "Minimum Condition"), or
(ii) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares, any of the following conditions occurs or has occurred:

     (a) there shall have been instituted or pending any action or proceeding brought by any governmental authority before any federal or state court, or any order or preliminary or permanent injunction entered and continuing in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, or any statute, rule, regulation, legislation, interpretation, judgment or order enacted, entered, enforced, promulgated, amended, issued and continuing and applicable to the Parent, the Purchaser, the Company or any subsidiary or affiliate of the Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency which would reasonably be expected to have the effect of: (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or making materially more expensive the making of the Offer, the acceptance for payment of, or payment for, the Shares by the Parent or the Purchaser or the consummation of any of the transactions contemplated by the Merger Agreement; (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries or the Parent, the Purchaser or any of the Parent's affiliates of all or any material portion of the business or assets of the Company or any of its subsidiaries, taken as a whole, or any of its affiliates or compelling the Parent, the Purchaser or any of the Parent's affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its subsidiaries or the Parent, or any of its affiliates, as a result of the transactions contemplated by the Offer or the Merger Agreement; or
         (iii) imposing or confirming material limitations on the ability of the Parent, the Purchaser or any of the Parent's affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote any Shares acquired or owned by the Parent or the Purchaser or any of its affiliates on all matters properly presented to the stockholders of the Company, including without limitation the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or
         (iv) requiring material divestiture by the Parent or the Purchaser of any Shares;

     (b) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a material adverse change in or material disruption of conditions in the market for syndicated bank credit facilities or the financial, banking, or capital markets generally, (iii) a commencement and continuation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would have a Material Adverse Effect on the Company or
         (iv) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

     (c) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange Act), other than the Parent or its affiliates, or the Principal Holders or any of their respective affiliates (but only with respect to the Shares that they beneficially own on the date of the Merger Agreement), or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to the Parent or the Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal or any other acquisition of Shares other than the Offer and the Merger, (B) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to an Acquisition Transaction, or (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

     (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality or Material Adverse Effect shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination;

     (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

     (f) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company; or

     (g) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or any material approval, permit, authorization or consent of any domestic or foreign governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) shall not have been obtained on terms satisfactory to the Parent in its reasonable discretion;

and, in addition, which, in the case of (a) through (g), in the reasonable, good faith judgment of the Parent or the Purchaser, and regardless of the circumstances (including any action or inaction by the Parent or the Purchaser or any of their affiliates) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by the Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. However, the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 15 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the

Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this
Section 15.

     State Takeover Laws. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp.
v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2.

     The Parent intends to file by February 26, 1999 with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent. The waiting period under the HSR Act applicable to such purchases of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on such fifteenth day, unless such waiting period is extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If either the FTC or the Antitrust Division were to request additional information or documentary material from the Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order or agreement of the parties. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 4.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Although the Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     Margin Credit Regulations. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

     17. FEES AND EXPENSES. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and NationsBanc Montgomery Securities LLC ("NMS") are acting as Dealer Managers in connection with the Offer and will be reimbursed by the Parent and the Purchaser for their reasonable out-of-pocket expenses, including reasonable attorneys' fees. The Parent, the Purchaser and JWCP have also agreed to indemnify DLJ and NMS against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     DLJ has provided in the past other investment banking and financial advisory services to the Company. DLJ and NMS (or their respective affiliates) are acting as dealer managers for the Debt Offer, as co-arrangers under the New Credit Facility and as joint-book running managers for the possible offering of the New Notes.

     The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and Continental Stock Transfer & Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and the Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Managers, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser and the Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in Section 7 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          RSA ACQUISITION CORP.

February 22, 1999

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                  OF THE PURCHASER, THE PARENT AND J.W. CHILDS

     1. Directors and Executive Officers of the Purchaser and Parent. The name, present principal occupation or employment and five-year employment history of each director and executive officer of the Parent and the Purchaser are set forth below. All persons listed below are citizens of the United States. The business address of each of the Parent and the Purchaser is c/o J.W. Childs Equity Partners II, L.P., One Federal Street, 21st Floor, Boston, MA 02110.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
NAME                                           OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
----                                           ---------------------------------------------
Adam L. Suttin.........................  Sole Director and President of both the Parent and the
                                         Purchaser. Managing Director of J.W. Childs Associates,
                                         L.P. since December 1997. Vice President of J.W. Childs
                                         Associates, L.P. from July 1995 to December 1997. Mr.
                                         Suttin was an executive at the Thomas H. Lee Company from
                                         August 1989 to 1995, most recently holding the position of
                                         Associate.
B. Lane MacDonald......................  Vice President and Secretary of both the Parent and the
                                         Purchaser. Associate at J.W. Childs Associates, L.P. since
                                         1998. Assistant Vice President at BancBoston Capital from
                                         1995 to 1998. Financial Analyst at Robertson, Stephens and
                                         Co. from 1992 to 1993.
Allan A. Dowds.........................  Vice President and Treasurer of both the Parent and the
                                         Purchaser. Chief Financial Officer of J.W. Childs
                                         Associates, L.P. since 1995. Manager of Accounting and
                                         Reporting at Snapple Beverage Corporation from 1993 to
                                         1995.

     2. Directors and Executive Officers of J.W. Childs. The name, present principal occupation or employment and five-year employment history of directors and officers of J.W. Childs are set forth below. All persons listed below are citizens of the United States. The business address of all persons set forth below is c/o J.W. Childs Equity Partners II, L.P., One Federal Street, 21st Floor, Boston, MA 02110.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
                 NAME                          OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
                 ----                          ---------------------------------------------
John W. Childs.........................  Sole Director, President and Treasurer of JWC Inc. since
                                         July 1995. Prior to that time, he was an executive at the
                                         Thomas H. Lee Company from May 1987, most recently holding the position of Senior Managing Director.
Steven G. Segal........................  Senior Managing Director of J.W. Childs Associates, L.P.
                                         since December 1997. Managing Director of J.W. Childs
                                         Associates, L.P., from July 1995 to December 1997.
                                         Managing Director at the Thomas H. Lee Company, 1994-1995.
                                         Associate at the Thomas H. Lee Company from 1987 to 1994.
Adam L. Suttin.........................  Sole Director and President of both the Parent and the
                                         Purchaser. Managing Director of J.W. Childs Associates,
                                         L.P. since December 1997. Vice President of J.W. Childs
                                         Associates, L.P. from July 1995 to December 1997. Mr.
                                         Suttin was an executive at the Thomas H. Lee Company from
                                         August 1989 to 1995, most recently holding the position of
                                         Associate.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
                 NAME                          OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
                 ----                          ---------------------------------------------
Glenn A. Hopkins.......................  Managing Director, J.W. Childs Associates, L.P., since
                                         December 1997. Vice President, J.W. Childs Associates,
                                         L.P., from September 1995 to December 1997. Financial
                                         Analyst and Associate at the Thomas H. Lee Company from
                                         1989 to 1995.
Edward Yun.............................  Vice President, J.W. Childs Associates, L.P., since
                                         December 1997. Associate, J.W. Childs Associates, L.P.
                                         from August 1996 to December 1997. Associate at DLJ
                                         Merchant Banking Partners from 1994 to 1996.
Dana L. Schmaltz.......................  Vice President, J.W. Childs Associates, L.P. since
                                         December 1997. Associate, J.W. Childs Associates, L.P.,
                                         from February 1997 through December 1997. Associate at DLJ
                                         Merchant Banking Partners, 1995 to 1997. Associate, NTC
                                         Group, 1991 to 1993.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY

           By Mail:               By Facsimile Transmission:    By Hand or Overnight Delivery:
   Reorganization Department      (for Eligible Institutions       Reorganization Department
         Two Broadway                        only)                       Two Broadway
          19th Floor                    (212) 509-5150                    19th Floor
      New York, NY 10004                                              New York, NY 10004
                                 For Information by Telephone:
                                    (212)509-4000 Ext. 535

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                [MACKENZIE LOGO]

                                156 Fifth Avenue
                            New York, New York 10010

                         (212) 929-5500 (Call Collect)
                        (800) 322-2885 (Call Toll-Free)

                     The Dealer Managers for the Offer are:

                                                           NATIONSBANC MONTGOMERY
         DONALDSON, LUFKIN & JENRETTE                          SECURITIES LLC
               277 Park Avenue                             Equity Capital Markets
           New York, New York 10172                        600 Montgomery Street
          (877) 893-0567 (Toll-Free)                  San Francisco, California 94111
                (212) 892-8117                      (800) 227-4786 Ext. 2044 (Toll-Free)